Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

F3 Platform Biologics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price Per Share(1)(2)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, par value $.001 per share, and one Warrant to purchase one share of Common Stock(2)	$9,500,000	$1046.90
Common Stock included as part of the Units(3)			(4)
Warrants to purchase Common Stock included as part of the Units(3)			(4)
Common Stock issuable upon exercise of the Warrants(3)	$9,500,000	$1046.90
Representative’s warrant(3)
Common Stock underlying Representative’s warrant	$475,000	$52.35
Total	$19,475,000	$2146.15

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.

(2)	Includes Units consisting of Common Stock and Warrants which may be issued on exercise of a 30-day option granted to the Underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.